Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC.

REPORTS THIRD FISCAL QUARTER 2022 RESULTS AND ANNOUNCES DIVIDEND PAYMENT

FORT WORTH, Texas, Aug. 8, 2022 – PHX MINERALS INC., “PHX” or the “Company” (NYSE: PHX), today reported financial and operating results for the third fiscal quarter ended June 30, 2022.

SUMMARY OF RESULTS FOR THE QUARTER ENDED JUNE 30, 2022, AND SUBSEQUENT EVENTS

•	Net income in the third fiscal quarter of 2022 was $8.6 million, or $0.25 per share, compared to net loss of ($4.0) million, or ($0.12) per share, in the second fiscal quarter of 2022.
•	Adjusted EBITDA(1) of $7.2 million for the third fiscal quarter of 2022 increased from $5.8 million in the second fiscal quarter of 2022.
•

Royalty production volumes for the third fiscal quarter of 2022 increased 3% to 1,595 Mmcfe, and total production volumes for the third fiscal quarter of 2022 decreased 1% to 2,430 Mmcfe, compared to the second fiscal quarter of 2022.

•	80% of royalty production volumes and 78% of total production volumes in the third fiscal quarter of 2022 were attributable to natural gas.
•

96 gross (0.25 net) wells converted to PDP, including 39 gross (0.19 net) in the SCOOP and 12 gross (0.03 net) in the Haynesville, during the third fiscal quarter of 2022, compared to 108 gross (0.48 net) in the second fiscal quarter of 2022.

•	155 gross (0.79 net) wells in progress as of June 30, 2022, compared to 134 gross (0.60 net) as of March 31, 2022.
•	Total debt was $28.3 million and the debt to adjusted EBITDA (TTM) (1) ratio was 1.31x at June 30, 2022.
•

During the third fiscal quarter of 2022, PHX closed on acquisitions totaling 938 net royalty acres located in the SCOOP play of Oklahoma and the Haynesville play of East Texas and Louisiana for approximately $9.1 million.

•	Since June 30, 2022, PHX has closed on additional acquisitions of 544 net royalty acres located in the SCOOP play of Oklahoma and the Haynesville play of Louisiana for approximately $8.2 million.
•

PHX has entered into a PSA to divest the remainder of its non-operated working interest position in the Fayetteville Shale of Arkansas for approximately $6 million subject to customary closing adjustments.

•	PHX announced a $0.02 per share quarterly dividend, payable on Sept. 9, 2022, to stockholders of record on Aug. 25, 2022.
(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Chad L. Stephens, President and CEO, commented, “I am pleased to report another outstanding quarter of financial results including adjusted EBITDA of $7.2 million, a 22% increase over the prior sequential quarter. I would like to thank all of the PHX employees for their hard work that helped the company achieve these excellent third quarter 2022 results.

Consistent with our first and second quarter of 2022 results, we reported an increase in royalty volumes and a further decrease in working interest volumes. This is in line with our corporate strategy. We continue to allocate 100% of our capital to acquiring minerals in the core of the Haynesville in Louisiana and the SCOOP in Southern Oklahoma in high rock quality areas under well capitalized active operators, assuring us of near-term line of sight development. We are keenly focused on executing a successful acquisition strategy and expect our royalty volumes will continue to increase on an annual basis.

In our third fiscal quarter ended June 30, 2022, and including through Aug. 4th, we have closed on a total of $18.0 million in additional minerals located primarily in the Haynesville with line-of-sight development, which should continue to drive our growing royalty volumes. This brings our fiscal 2022 acquisition program to approximately $42 million. There continues to be a strong set of acquisition opportunities in front of us.

Lastly, I’d like to announce that during our third fiscal quarter we opened our new corporate headquarters in Fort Worth, Texas. This move places our senior management team at the epicenter of the mineral space. We will retain our offices in Oklahoma City where our

PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

accounting and technical staff are located and do not anticipate any disruption to the business. We are excited about having new offices in Fort Worth and believe it will better position us to execute the Company’s growth strategy of building shareholder value through the acquisition and ownership of high-quality mineral interest in our core areas.”

OPERATING HIGHLIGHTS

	Third Quarter Ended	Third Quarter Ended	Nine Months Ended	Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Gas Mcf Sold	1,897,799	1,879,343	5,380,093	5,090,619
Average Sales Price per Mcfe before the
effects of settled derivative contracts	$6.82	$3.33	$5.61	$2.77
Average Sales Price per Mcfe after the
effects of settled derivative contracts	$4.32	$3.31	$3.72	$2.76
Oil Barrels Sold	48,928	55,492	148,632	170,437
Average Sales Price per Mcfe before the
effects of settled derivative contracts	$105.23	$63.77	$90.40	$52.95
Average Sales Price per Mcfe after the
effects of settled derivative contracts	$60.18	$46.25	$57.63	$49.15
NGL Barrels Sold	39,732	46,753	124,358	125,118
Average Sales Price per Barrel(1)	$36.76	$23.58	$35.52	$20.42

Mcfe Sold	2,429,760	2,492,813	7,018,036	6,863,949
Natural gas, oil and NGL sales before the
effects of settled derivative contracts	$19,561,568	$10,899,820	$48,032,597	$25,670,624
Natural gas, oil and NGL sales after the
effects of settled derivative contracts	$12,607,397	$9,895,130	$32,971,756	$24,981,817

(1) There were no NGL settled derivative contracts during the 2022 and 2021 periods.

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

Total Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
6/30/2022	1,897,799	48,928	39,732	2,429,760
3/31/2022	1,908,030	51,631	40,371	2,460,042
12/31/2021	1,574,265	48,074	44,256	2,128,248
9/30/2021	1,609,101	54,043	46,369	2,211,570

Royalty Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
6/30/2022	1,283,737	32,562	19,369	1,595,323
3/31/2022	1,261,949	28,758	18,852	1,547,609
12/31/2021	949,523	25,996	19,953	1,225,220
9/30/2021	705,397	29,442	19,364	998,230

Working Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
6/30/2022	614,062	16,366	20,363	834,437
3/31/2022	646,081	22,873	21,519	912,433
12/31/2021	624,742	22,078	24,303	903,028
9/30/2021	903,704	24,601	27,005	1,213,340

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

FINANCIAL HIGHLIGHTS

	Third Quarter Ended	Third Quarter Ended	Nine Months Ended	Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Working Interest Sales	$7,088,153	$5,486,978	$18,959,671	$13,245,980
Royalty Interest Sales	$12,473,415	$5,412,842	$29,072,926	$12,424,644
Natural Gas, Oil and NGL Sales	$19,561,568	$10,899,820	$48,032,597	$25,670,624

Gains (Losses) on Derivative Contracts	$(2,387,226)	$(5,487,483)	$(12,534,464)	$(8,089,662)
Lease Bonuses and Rental Income	$209,329	$259,152	$450,152	$319,139
Total Revenue	$17,383,671	$5,671,489	$35,948,285	$17,900,101

Lease Operating Expense
per Working Interest Mcfe	$1.08	$0.83	$1.16	$0.84
Transportation, Gathering and Marketing
per Mcfe	$0.59	$0.62	$0.59	$0.60
Production Tax per Mcfe	$0.38	$0.24	$0.33	$0.19
Cash G&A Expense per Mcfe (1)	$0.95	$0.78	$0.90	$0.78
G&A Expense per Mcfe	$1.18	$0.91	$1.10	$0.88
Interest Expense per Mcfe	$0.12	$0.09	$0.10	$0.12
DD&A per Mcfe	$0.83	$0.86	$0.82	$0.90
Total Expense per Mcfe	$3.47	$3.15	$3.38	$3.14

Net Income (Loss)	$8,589,010	$(1,356,594)	$11,250,804	$(2,453,037)
Adjusted EBITDA (2)	$7,194,102	$5,008,654	$17,429,579	$11,506,346

Cash Flow from Operations	$8,404,654	$5,563,226	$24,338,974	$10,240,333
CapEx	$72,176	$271,661	$351,524	$696,759
CapEx - Mineral Acquisitions	$8,954,133	$11,402,761	$29,872,407	$19,337,265

Borrowing Base			$50,000,000	$28,500,000
Debt			$28,300,000	$19,900,000
Debt to Adjusted EBITDA (TTM) (2)			1.31	1.45

(1)	G&A excluding restricted stock and deferred director’s expense.
(2)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

THIRD FISCAL QUARTER ENDED JUNE 30, 2022, RESULTS

The Company recorded third fiscal quarter 2022 net income of $8,589,010, or $0.25 per share, as compared to a net loss of ($1,356,594), or ($0.05) per share, in the third fiscal quarter 2021. The change in net income was principally the result of increased natural gas, oil and NGL sales, decreased losses associated with our hedge contracts and increased gains on asset sales, partially offset by an increase in general and administrative costs, or G&A, and income tax expense.

Natural gas, oil and NGL revenue increased $8,661,748, or 79%, for the third quarter 2022, compared to the corresponding 2021 quarter due to increases in natural gas, oil and NGL prices of 105%, 65% and 56%, respectively, and an increase in natural gas volumes of 1%, partially offset by a decrease in oil and NGL volumes of 12% and 15%, respectively.

The production increase in royalty volumes during the three months ended June 30, 2022, as compared to the three months ended June 30, 2021, resulted from new wells associated with 2021 and 2022 acquisitions in the Haynesville Shale and SCOOP plays coming online. The decrease in working interest volumes resulted from the divestiture of low-value legacy working interests in Oklahoma and the Fayetteville Shale in Arkansas, naturally declining production in high-interest wells in the Arkoma Stack and STACK plays, and legacy wells shut in in the Eagle Ford play while the operator completes new offset wells.

The Company had a net loss on derivative contracts of ($2,387,226) in the third fiscal 2022 quarter, as compared to a net loss of ($5,487,483) in the third fiscal 2021 quarter, of which ($5,670,147) is a realized loss and $3,282,921 is an unrealized gain with respect to the third fiscal 2022 quarter. Realized net loss on derivative contracts for the third fiscal 2022 quarter excludes $1,284,024 of cash paid to settle off-market derivative contracts. The change in net loss on derivative contracts was due to the Company’s settlements of natural gas and oil collars and fixed price swaps and the change in valuation caused by the difference in June 30, 2022, pricing relative to the strike price on open derivative contracts.

The 10% increase in total cost per Mcfe in the third fiscal 2022 quarter, relative to the third fiscal 2021 quarter, was primarily driven by an increase in G&A and production taxes. G&A increased $602,510, or 26%, in the third fiscal 2022 quarter, compared to the corresponding 2021 quarter due to legal expenses associated with reincorporating in the state of Delaware, increased transaction activity and restricted stock expense. Production taxes increased $328,339, or 55%, due to increase in natural gas, oil and NGL revenue, but decreased as a percent of natural gas, oil and NGL revenue in the third fiscal 2022 quarter, compared to the corresponding 2021 quarter from 5.5% to 4.7%.

NINE MONTHS ENDED JUNE 30, 2022, RESULTS

The Company recorded net income of $11,250,804, or $0.33 per share, in the fiscal nine-month period ended June 30, 2022 (the “fiscal nine-month 2022 period”), as compared to a net loss of ($2,453,037), or ($0.10) per share, in the corresponding 2021 period. The change in net income was principally the result of increased natural gas, oil and NGL sales, gains on asset sales and lease bonuses and rental income, and decreased DD&A, partially offset by an increase in losses on derivative contracts, production taxes, G&A and income tax expense.

Natural gas, oil and NGL sales increased $22,361,973, or 87%, for the fiscal nine-month 2022 period, compared to the corresponding 2021 period, due to increases in natural gas, oil and NGL prices of 103%, 71% and 74%, respectively, and an increase in natural gas volumes of 6%, partially offset by a decrease in oil and NGL volumes of 13% and 1%, respectively.

Natural gas volumes increased during the nine months ended June 30, 2022, as compared to the nine months ended June 30, 2021, primarily as a result of new wells associated with recent acquisitions in the Haynesville Shale and SCOOP plays coming online. These gas volumes were partially offset by naturally declining production in high-interest wells in the Arkoma Stack and divestitures in the Fayetteville. NGL production decreased slightly as a result of naturally declining production from liquids-rich gas wells in the STACK. The decrease in oil production was a result of naturally declining production in working interest wells and the Company’s strategy of no longer participating with working interests in new drilling in the Eagle Ford play and reduced drilling activity of royalty wells in the Bakken play, as well as naturally declining production in high-interest wells brought online in the STACK during fiscal year 2021. Oil production decreases were partially offset by new wells in the SCOOP.

The Company had a net loss on derivative contracts of ($12,534,464) in the fiscal nine-month 2022 period, as compared to a net loss of ($8,089,662) in the corresponding 2021 period, of which ($8,595,246) is a realized loss and ($3,939,218) is an unrealized loss with respect to the fiscal nine-month 2022 period. Realized net loss on derivative contracts for the fiscal nine-month 2022 period excludes $6,465,597 of cash paid to settle off-market derivative contracts. The change in net loss on derivative contracts was due to the

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

Company’s settlements of natural gas and oil collars and fixed price swaps and the change in valuation caused by the difference in June 30, 2022, pricing relative to the strike price on open derivative contracts.

The 8% increase in total cost per Mcfe in the fiscal nine-month 2022 period, relative to the corresponding 2021 period, was primarily driven by an increase in G&A and production taxes, partially offset by a decrease in DD&A. G&A increased $1,651,758, or 27%, in the fiscal nine-month 2022 period, compared to the corresponding 2021 period due to legal expenses associated with reincorporating in the state of Delaware, increased transaction activity and restricted stock expense. Production taxes increased $958,499, or 75%, due to increase in natural gas, oil and NGL revenue, but decreased as a percent of natural gas, oil and NGL revenue in the nine-month 2022 period, compared to the corresponding 2021 period from 5.1% to 4.8%. DD&A decreased $448,465, or 7%, in the fiscal nine-month 2022 period to $0.82 per Mcfe, as compared to $0.90 per Mcfe in the corresponding 2021 period. Of the DD&A decrease, $587,155 was a result of an $0.08 decrease in the DD&A rate per Mcfe, partially offset by an increase of $138,690 resulting from production increasing 2% in the fiscal nine-month 2022 period, compared to the corresponding 2021 period. The DD&A rate per Mcfe decrease was mainly due to an increase in reserves during the fiscal nine-month 2022 period, as compared to the corresponding 2021 period.

OPERATIONS UPDATE

During the third fiscal quarter of 2022, the Company converted 96 gross (0.25 net) wells to producing status, including 39 gross (0.19 net) in the SCOOP and 12 gross (0.03 net) in the Haynesville, compared to 108 gross (0.48 net) wells, including 35 gross (0.04 net) in the SCOOP and 31 gross (0.33 net) in the Haynesville, during the second fiscal quarter of 2022.

At June 30, 2022, the Company had a total of 155 gross (0.79 net) wells in progress across its mineral positions and 65 gross (0.21 net) active permitted wells, compared to 134 gross (0.60 net) wells in progress and 52 gross (0.23 net) active permitted wells at March 31, 2022. As of June 30, 2022, 25 rigs were operating on the Company’s acreage with 96 rigs operating within 2.5 miles of its acreage, compared to 18 rigs operating on the Company’s acreage with 86 rigs operating within 2.5 miles of its acreage as of March 31, 2022.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
As of June 30, 2022:
Gross Wells in Progress on PHX Acreage	46	20	11	9	-	62	7	155
Net Wells in Progress on PHX Acreage	0.17	0.09	0.05	0.01	-	0.43	0.04	0.79
Gross Active Permits on PHX Acreage	20	17	2	-	-	16	10	65

As of June 30, 2022:
Rigs Present on PHX Acreage	6	2	3	-	-	12	2	25
Rigs Within 2.5 Miles of PHX Acreage	21	20	6	4	-	36	9	96

Leasing Activity

During the third quarter of fiscal 2022, the Company leased 395 net mineral acres for an average bonus payment of $512 per net mineral acre and an average royalty of 22%.

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
During Three Months Ended June 30, 2022:
Net Mineral Acres Leased	15	112	-	-	-	68	200	395
Average Bonus per Net Mineral Acre	$325	$1,000	-	-	-	$500	$355	$512
Average Royalty per Net Mineral Acre	23%	23%	-	-	-	23%	21%	22%

ACQUISITION AND DIVESTITURE UPDATE

During the third quarter of fiscal year 2022, the Company purchased 938 net royalty acres for approximately $9.1 million and sold 2,387 net mineral acres, which were outside our core focus areas and predominantly undeveloped and unleased, for approximately $0.5 million.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
During Three Months Ended June 30, 2022:
Net Mineral Acres Purchased	208	-	-	-	-	448	-	656
Net Royalty Acres Purchased	216	-	-	-	-	722	-	938
Price per Net Royalty Acre	$9,394	-	-	-	-	$9,830	-	$9,730
Net Mineral Acres Sold	-	-	-	-	-	-	2,387	2,387
Net Royalty Acres Sold	-	-	-	-	-	-	2,387	2,387
Price per Net Royalty Acre	-	-	-	-	-	-	$214	$214

THIRD QUARTER EARNINGS CALL

PHX will host a conference call to discuss the Company’s third fiscal quarter results at 11:00 a.m. EDT tomorrow Aug. 9, 2022. Management’s discussion will be followed by a question-and-answer session with investors. To participate on the conference call, please dial 877-407-3088 (domestic) or 201-389-0927 (international). A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-660-6853 and the PIN for the replay is 13731836.

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

FINANCIAL RESULTS

Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Natural gas, oil and NGL sales	$19,561,568	$10,899,820	$48,032,597	$25,670,624
Lease bonuses and rental income	209,329	259,152	450,152	319,139
Gains (losses) on derivative contracts	(2,387,226)	(5,487,483)	(12,534,464)	(8,089,662)
	17,383,671	5,671,489	35,948,285	17,900,101
Costs and expenses:
Lease operating expenses	900,807	1,064,989	3,086,272	3,100,052
Transportation, gathering and marketing	1,430,136	1,538,174	4,132,258	4,138,653
Production taxes	925,197	596,858	2,301,537	1,316,038
Depreciation, depletion and amortization	2,022,832	2,137,707	5,727,708	6,176,173
Provision for impairment	6,277	45,855	11,862	45,855
Interest expense	286,345	220,439	693,276	790,202
General and administrative	2,877,614	2,275,104	7,717,435	6,065,677
Losses (gains) on asset sales and other	(630,547)	(35,043)	(743,867)	(177,512)
Total costs and expenses	7,818,661	7,844,083	22,926,481	21,455,138
Income (loss) before provision (benefit) for income taxes	9,565,010	(2,172,594)	13,021,804	(3,555,037)

Provision (benefit) for income taxes	976,000	(816,000)	1,771,000	(1,102,000)

Net income (loss)	$8,589,010	$(1,356,594)	$11,250,804	$(2,453,037)

Basic and diluted earnings (loss) per common share	$0.25	$(0.05)	$0.33	$(0.10)

Weighted average shares outstanding:
Basic	34,652,155	28,309,258	34,009,105	24,482,639
Diluted	34,851,214	28,309,258	34,009,105	24,482,639

Dividends per share of
common stock paid in period	$0.02	$0.01	$0.045	$0.03

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

Balance Sheets

	June 30, 2022	Sept. 30, 2021
Assets
Current assets:
Cash and cash equivalents	$4,489,282	$2,438,511
Natural gas, oil, and NGL sales receivables (net of $0	11,780,557	6,428,982
allowance for uncollectable accounts)
Refundable income taxes	860,416	2,413,942
Other	1,276,942	942,082
Total current assets	18,407,197	12,223,517

Properties and equipment at cost, based on
successful efforts accounting:
Producing natural gas and oil properties	265,800,998	319,984,874
Non-producing natural gas and oil properties	50,204,756	40,466,098
Other	972,770	794,179
	316,978,524	361,245,151
Less accumulated depreciation, depletion and amortization	(193,551,159)	(257,643,661)
Net properties and equipment	123,427,365	103,601,490

Operating lease right-of-use assets	770,952	607,414
Other, net	764,068	578,593
Total assets	$143,369,582	$117,011,014

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$486,034	$772,717
Derivative contracts, net	10,189,546	12,087,988
Income taxes payable	-	334,050
Current portion of operating lease liability	190,604	132,287
Accrued liabilities and other	1,489,127	1,809,337
Total current liabilities	12,355,311	15,136,379

Long-term debt	28,300,000	17,500,000
Deferred income taxes, net	550,906	343,906
Asset retirement obligations	2,116,246	2,836,172
Derivative contracts, net	1,068,544	1,696,479
Operating lease liability, net of current portion	1,015,405	789,339

Total liabilities	45,406,412	38,302,275

Stockholders' equity:
Common Stock, $0.01666 par value; 54,000,500
shares authorized and 35,680,970 issued at June 30, 2022;
36,000,500 shares authorized and 32,770,433 issued at Sept. 30, 2021	594,445	545,956
Capital in excess of par value	42,849,595	33,213,645
Deferred directors' compensation	1,451,690	1,768,151
Retained earnings	58,676,047	48,966,420
	103,571,777	84,494,172
Less treasury stock, at cost; 377,232 shares at June 30,
2022, and 388,545 shares at Sept. 30, 2021	(5,608,607)	(5,785,433)
Total stockholders' equity	97,963,170	78,708,739
Total liabilities and stockholders' equity	$143,369,582	$117,011,014

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

Condensed Statements of Cash Flows

	Nine Months Ended June 30,
	2022	2021
Operating Activities
Net income (loss)	$11,250,804	$(2,453,037)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	5,727,708	6,176,173
Impairment of producing properties	11,862	45,855
Provision for deferred income taxes	207,000	(1,117,000)
Gain from leasing fee mineral acreage	(449,053)	(316,541)
Proceeds from leasing fee mineral acreage	545,920	334,938
Net (gain) loss on sales of assets	(865,035)	(136,596)
Directors' deferred compensation expense	147,298	167,425
Total (gain) loss on derivative contracts	12,534,464	8,089,662
Cash receipts (payments) on settled derivative contracts	(1,215,245)	(688,807)
Restricted stock awards	1,219,047	542,674
Other	55,653	72,126
Cash provided (used) by changes in assets and liabilities:
Natural gas, oil and NGL sales receivables	(5,351,575)	(2,134,395)
Other current assets	(78,262)	(89,957)
Accounts payable	(251,059)	209,014
Income taxes receivable	1,553,526	1,425,471
Other non-current assets	(393,492)	87,065
Income taxes payable	(334,050)	-
Accrued liabilities	23,463	26,263
Total adjustments	13,088,170	12,693,370
Net cash provided by operating activities	24,338,974	10,240,333

Investing Activities
Capital expenditures	(351,524)	(696,759)
Acquisition of minerals and overriding royalty interests	(29,872,407)	(19,337,265)
Net proceeds from sales of assets	7,852,389	533,371
Net cash provided (used) by investing activities	(22,371,542)	(19,500,653)

Financing Activities
Borrowings under credit facility	14,300,000	-
Payments of loan principal	(3,500,000)	(8,850,000)
Net proceeds from equity issuance	4,670,112	11,088,858
Cash receipts from (payments on) off-market derivative contracts	(13,845,596)	-
Purchases of treasury stock	-	(2,741)
Payments of dividends	(1,541,177)	(757,692)
Net cash provided (used) by financing activities	83,339	1,478,425

Increase (decrease) in cash and cash equivalents	2,050,771	(7,781,895)
Cash and cash equivalents at beginning of period	2,438,511	10,690,395
Cash and cash equivalents at end of period	$4,489,282	$2,908,500

Supplemental Schedule of Noncash Investing and Financing Activities

Gross additions to properties and equipment	$33,431,875	$23,794,178
Value of shares used for acquisitions	(3,510,001)	(3,718,000)
Net (increase) decrease in accounts payable for properties
and equipment additions	302,057	(42,154)
Capital expenditures and acquisitions	$30,223,931	$20,034,024

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

Derivative Contracts as of Aug. 5, 2022

				Collar Average	Collar Average
Fiscal Period	Product	Volume Mcf/Bbl	Swap Price	Floor Price	Ceiling Price
Remaining 2022	Natural Gas	135,000		$4.15	$6.53
Remaining 2022	Natural Gas	250,000	$3.01
2023	Natural Gas	890,000		$4.49	$8.10
2023	Natural Gas	2,100,000	$3.24
2024	Natural Gas	60,000		$3.00	$4.70
2024	Natural Gas	380,000	$3.41

Remaining 2022	Crude Oil	19,000	$46.89
2023	Crude Oil	15,000		$75.00	$96.00
2023	Crude Oil	72,750	$63.65
2024	Crude Oil	14,250	$74.91

Non-GAAP Reconciliation

This press release includes certain “non-GAAP financial measures” as defined under the rules and regulations of the U.S. Securities and Exchange Commission, or the SEC, including Regulation G. These non-GAAP financial measures are calculated using GAAP amounts in the Company’s financial statements. These measures, detailed below, are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in the Company’s financial statements prepared in accordance with GAAP (including the notes thereto), included in the Company’s SEC filings and posted on its website.

Adjusted EBITDA Reconciliation

We define “adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, or EBITDA, excluding unrealized gains (losses) on derivatives and gains (losses) on asset sales and including cash receipts from (payments on) off-market derivatives and restricted stock and deferred directors’ expense. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider this amount to be a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA for the periods indicated:

	Third Quarter Ended	Third Quarter Ended	Nine Months Ended	Nine Months Ended	Second Quarter Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021	March 31, 2022
Net Income (Loss)	$8,589,010	$(1,356,594)	$11,250,804	$(2,453,037)	$(4,020,455)
Plus:
Income tax expense
(benefit)	976,000	(816,000)	1,771,000	(1,102,000)	33,000
Interest expense	286,345	220,439	693,276	790,202	230,212
DD&A	2,022,832	2,137,707	5,727,708	6,176,173	2,121,116
Impairment	6,277	45,855	11,862	45,855	-
Less:
Unrealized gains (losses)
on derivatives	3,282,921	(4,482,793)	(3,939,218)	(7,400,855)	(11,772,640)
Gains (losses) on asset sales	693,750	31,243	865,038	61,801	2,292,215
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	(1,284,024)	-	(6,465,597)	-	(2,493,481)
Restricted stock and deferred
director's expense	574,333	325,697	1,366,346	710,099	468,598
Adjusted EBITDA	$7,194,102	$5,008,654	$17,429,579	$11,506,346	$5,819,415

(1) The initial receipt of $8.8 million of cash from BP Energy Company, or BP, for entering into the off-market derivative contracts had no effect on the Company’s statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP had no effect on the Company’s statement of operations.

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

Debt to Adjusted EBITDA (TTM) Reconciliation

“Debt to adjusted EBITDA (TTM)” is defined as the ratio of long-term debt to adjusted EBITDA on a trailing 12-month (TTM) basis. We have included a presentation of debt to adjusted EBITDA (TTM) because we recognize that certain investors consider such ratios to be useful means of measuring our ability to meet our debt service obligations and for evaluating our financial performance. The debt to adjusted EBITDA (TTM) ratio has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of debt to adjusted EBITDA (TTM) may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA on a TTM basis and of the resulting debt to adjusted EBITDA (TTM) ratio:

	TTM Ended	TTM Ended
	June 30, 2022	June 30, 2021
Net Income (Loss)	$7,486,604	$(4,287,159)
Plus:
Income tax expense (benefit)	2,221,949	(1,780,060)
Interest expense	898,201	1,118,561
DD&A	7,297,339	8,696,169
Impairment	16,482	45,855
Less:
Unrealized gains (losses)
on derivatives	(815,184)	(9,788,013)
Gains (losses) on asset sales	1,112,581	770,911
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	2,334,403	-
Restricted stock and deferred
director's expense	1,691,912	878,405
Adjusted EBITDA	$21,649,493	$13,688,873

Debt	$28,300,000	$19,900,000
Debt to Adjusted EBITDA (TTM)	1.31	1.45

(1) The initial receipt of $8.8 million of cash from BP for entering into the off-market derivative contracts had no effect on the Company’s statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP has no effect on the Company’s statement of operations.

Pretax Net Income (Loss) Excluding Non-cash Derivative Gains (Losses) Reconciliation

“Pretax net income (loss) excluding non-cash derivative gains (losses)” is defined as earnings before taxes, excluding unrealized gains (losses) on derivatives. We have included a presentation of pretax net income (loss) excluding non-cash derivative gains (losses) because we recognize that certain investors consider this amount to be a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Pretax net income (loss) excluding non-cash derivative gains (losses) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of pretax net income (loss) excluding non-cash derivative gains (losses) may not be comparable to a

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

similarly titled measure of other companies. The following table provides a presentation of net income (loss) to pretax net income (loss) excluding non-cash derivative gains (losses) for the periods indicated:

	Third Quarter Ended	Second Quarter Ended
	June 30, 2022	March 31, 2022
Net Income (Loss)	$8,589,010	$(4,020,455)
Plus:
Income tax expense (benefit)	976,000	33,000
Less:
Unrealized gains (losses)
on derivatives	3,282,921	(11,772,640)
Pretax Net Income (Loss) excluding
Non-cash Derivative Gains (Losses)	$6,282,089	$7,785,185

Weighted average shares outstanding
Basic	34,652,155	34,292,455
Diluted	34,851,214	34,292,455

Pretax Net Income (Loss) excluding Non-cash
Derivative Gains (Losses) per basic and diluted share	$0.18	$0.23

PHX Minerals Inc. (NYSE: PHX) Fort Worth, Texas, based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core areas of focus. PHX owns approximately 75,000 leased mineral acres principally located in Oklahoma, Texas, Louisiana, North Dakota, and Arkansas. Additional information on PHX can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect PHX’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: the Company’s ability to execute its business strategies; the volatility of realized natural gas and oil prices; the level of production on the Company’s properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; the Company’s ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which the Company invests; and other economic, competitive, governmental, regulatory or technical factors affecting properties, operations or prices. Although the Company believes expectations reflected in these and other forward-looking statements are reasonable, the Company can give no assurance such expectations will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks

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PHX Minerals Inc.

Reports Third Fiscal Quarter 2022 Results …cont.

and other factors can be found in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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